                                                                    Exhibit 99.1


                       [COMMUNITY SHORES BANK CORPORATION]

COMMUNITY SHORES ANNOUNCES COMPLETION OF TRUST PREFERRED TRANSACTION

MUSKEGON, MI - December 17, 2004 - Community Shores Bank Corporation, (BB:
CSHB), the holding company for Community Shores Bank, announced that its Delaware trust subsidiary, Community Shores Capital Trust I, completed today a private sale of $4,500,000 of Floating Rate Preferred Securities. The rate on these trust preferred securities is the 3-month LIBOR rate plus a specified percentage. The rate, which adjusts every three months, is currently 4.55125% per annum. The trust preferred securities mature in approximately 30 years, on December 30, 2034, and can be called on any interest payment date, without penalty, on or after December 30, 2009.

Community Shores expects to use the proceeds from the sale of the trust preferred securities to increase its capital, to repay outstanding borrowings under a bank line of credit, to fund loans, and for general corporate purposes.

The trust preferred securities issued today have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Company

Community Shores Bank Corporation is a community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from three branch offices. Community Shores Bank opened for business in January, 1999, and has achieved sixteen consecutive quarters of profitability.

Forward Looking Statement

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.



CONTACT: Jose A. Infante, Chairman, President and CEO, +1-231-780-1800, or jinfante@communityshores.com, or Tracey Welsh, Senior Vice President and CFO, +1-231-780-1847, or twelsh@communityshores.com, both of Community Shores Bank Corporation;

Media, Linda Margolin of Margolin & Associates, Inc.,
+1-216-765-0953, or Lmm@margolinIR.com/